Exhibit 99.1
News Release
For Immediate Release

Contact Information:	Steven Moore Pixelworks, Inc. 408-200-9221 smoore@pixelworks.com
Pixelworks Receives Notice of Non-Compliance from Nasdaq
Tualatin, Ore., December 28, 2007 — Pixelworks, Inc. (NASDAQ:PXLW), an innovative provider of powerful video and pixel processing technology, today announced that it has received notice from the Nasdaq Stock Market that the bid price of its common stock for the last 30 consecutive business days has closed below the $1.00 per share minimum price requirement necessary for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5). Pursuant to Nasdaq Marketplace Rule 4450(e)(2), the Company has been provided a period of 180 calendar days, or until June 23, 2008, to regain compliance.
To regain compliance with the minimum bid price requirement, the bid price of Pixelworks common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days at any time before June 23, 2008, subject to certain exceptions.
About Pixelworks, Inc.
Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of digital projectors and flat panel display products. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor and discrete ICs. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
For more information, please visit the Company’s Web site at www.pixelworks.com.
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